Exhibit 99.1

AMRI Announces Third Quarter 2014 Results

•	Third quarter contract revenue of $57.5 million, up 8% from 2013

•	Lower Discovery and API revenue is offset by addition of OsoBio

•	OsoBio business interruption contributes to third quarter adjusted loss per share of $(0.02)
•	Full year 2014 contract revenue expected to be between $253 and $261 million, an increase of 22% at the midpoint
•	Full year adjusted diluted EPS range between $0.67 and $0.73, compared to $0.70 in 2013
•	Company provides initial 2015 outlook
•	Company creates new Drug Product reporting segment to reflect addition of OsoBio

Albany, NY (November 5, 2014) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30, 2014.

Total revenue for the third quarter of 2014 was $62.5 million, an increase of 3% compared to total revenue of $60.8 million reported in the third quarter of 2013.

Total contract revenue for the third quarter of 2014 was $57.5 million, an increase of 8% compared to contract revenue of $53.0 million reported in the third quarter of 2013. Adjusted contract margins were 8% for the third quarter of 2014, compared with 16% for the third quarter of 2013, driven by lower capacity utilization, including the impact of a business interruption event at the company’s Albuquerque manufacturing facility. For a reconciliation of U.S. GAAP contract margins as reported to adjusted contract margins for the 2014 and 2013 reporting periods, please see Table 1 at the end of press release.

Royalty revenue in the third quarter of 2014 was $5.0 million, a decrease of 35% from $7.7 million in the third quarter of 2013. Royalty revenue for the third quarter of 2014 includes royalties from the Allegra® products as well as $2.4 million from the net sales of certain amphetamine salts sold by Actavis.

Net loss under U.S. GAAP was $(8.6) million, or $(0.27) per share, in the third quarter of 2014, compared to U.S. GAAP net income of $3.7 million, or $0.12 per diluted share for the third quarter of 2013. Net loss on an adjusted basis in the third quarter of 2014 was $(0.7) million or $(0.02) per share, compared to adjusted net income of $4.1 million or $0.13 per diluted share. Net loss on an adjusted basis excludes the following items that are included under U.S. GAAP: business interruption charges, restructuring and impairment charges, convertible debt interest and amortization charges, business acquisition costs, executive transition costs, postretirement benefit plan settlement gains, write-offs of deferred financing costs, non-recurring income tax adjustments, litigation settlements, insurance demutualization gains, losses on disposals of fixed assets related to restructuring activities, and depreciation and amortization of purchase accounting adjustments. For a reconciliation of U.S. GAAP net income (loss) and earnings (loss) per diluted share as reported to adjusted net income (loss) and earnings (loss) per diluted share for the 2014 and 2013 reporting periods, please see Table 2 at the end of this press release.

“The confluence of a business interruption event at our OsoBio facility, together with lower Discovery and API revenue has resulted in a weak third quarter,” said William S. Marth, AMRI’s President and Chief Executive Officer. “In our Discovery business, we saw lower fee-for-service work, while in our API business, timing of shipments impacted our results this quarter. Additionally, a weather-related power interruption at our OsoBio facility in Albuquerque took the facility offline for a period of time, contributing to the loss of finished product and the need to remediate one of the suites at the facility. Costs associated with this activity – together with facility downtime – increased our operating costs and contributed to the quarterly earnings loss. We have been working closely with our customers to not only provide a continued supply of product during this disruption, but have also taken steps to upgrade the facility to ensure we can supply our customers’ growing needs longer term. We anticipate the affected suite at our Albuquerque facility to be back online in mid-November.

“While we did not produce the results we expected this quarter, we remain confident in our outlook for the fourth quarter and 2015,” continued Mr. Marth. “We have taken significant actions this year to enhance our operations and align our resources with our customers’ needs. Our DDS insourcing programs continue to generate significant interest and we continue to see high demand for our development services. In addition, demand for complex API and Drug Product manufacturing continues to significantly expand.”

Year-to-Date Results

Total revenue for the nine-month period ended September 30, 2014 was $190.0 million, an increase of 6% compared to total revenue of $179.5 million for the same period in 2013.

Total contract revenue for the first nine months of 2014 was $170.0 million, an increase of 13% compared to contract revenue of $150.3 million for the same period in 2013. Adjusted contract margins were 18% for the nine months of 2014, consistent with the same period in 2013.

Royalty revenue for the first nine months of 2014 was $20.0 million, a decrease of 32% from $29.2 million in 2013, in line with expectations. Royalty revenue for the nine-month period ended September 30, 2014 includes royalties from the Allegra® products as well as $7.2 million from the net sales of certain amphetamine salts sold by Actavis.

Net loss under U.S. GAAP for the first nine months of 2014 was $(1.4) million, or $(0.05) per diluted share, compared to U.S. GAAP net income of $7.5 million, or $0.24 per diluted share for the first nine months of 2013. Net income on an adjusted basis in the first nine months of 2014 was $11.5 million or $0.35 per diluted share, compared to adjusted net income of $14.7 million or $0.46 per share in 2013.

For a reconciliation of U.S. GAAP net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2014 and 2013 reporting periods, please see Table 2 at the end of this press release. Financial results for the three and nine months ended September 30, 2013 have been updated from previously reported amounts to reflect prior period income tax adjustments identified during the second quarter of 2014.  The company considers the adjustments to be immaterial to the impacted periods.

Segment Results

In conjunction with the acquisition of OsoBio and resulting growth of its Drug Product business, AMRI is presenting its operating results in three segments: Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API) and Drug Product. Results for the three and nine months ended September 30, 2013 reflect these changes to the reporting segments.

Drug Discovery and Development Services (DDS)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2014	2013	2014	2013

DDS Contract Revenue	$17,982	$19,402	$56,995	$59,011
Cost of Contract Revenue	14,829	16,858	46,905	50,581
Contract Gross Profit	3,153	2,544	10,090	8,430
Contract Gross Margin	17.5%	13.1%	17.7%	14.3%

Discovery and Development Services (DDS) contract revenue for the third quarter of 2014 decreased 7.3% compared to the third quarter of 2013, primarily due to a decline in U.S. Discovery Services. DDS gross margins increased 4.4% as compared to the third quarter of 2013, driven by the benefit of cost-reduction initiatives and facility optimization.

Active Pharmaceutical Ingredients (API)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2014	2013	2014	2013

API Contract Revenue	$29,674	$31,793	$98,146	$87,573
Cost of Contract Revenue	29,000	24,990	77,685	67,164
Contract Gross Profit	674	6,803	$20,461	20,409
Contract Gross Margin	2.3%	21.4%	20.8%	23.3%

Adjusted Contract Gross Profit[1]	769	6,803	20,651	20,409
Adjusted Contract Gross Margin[1]	2.6%	21.4%	21.0%	23.3%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross profit and contract gross margin to adjusted gross profit and adjusted gross margin as a percentage of net revenue.

API contract revenue for the third quarter of 2014 decreased 6.7% compared to the same period of 2013 due primarily to timing of API shipments to customers, offset partly by the addition of Cedarburg Pharmaceuticals. API adjusted contract margins for the third quarter of 2014 decreased 18.8% compared to the same period of 2013, primarily due to lower capacity utilization and a weaker mix of business.

Drug Product Manufacturing

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited; $ in thousands)	2014	2013	2014	2013

Drug Product Contract Revenue	$9,825	$1,834	$14,852	$3,702
Cost of Contract Revenue	12,585	2,700	18,472	7,075
Contract Gross Loss	(2,760)	(866)	(3,620)	(3,373)
Contract Gross Margin	-28.1%	-47.2%	-24.4%	-91.1%

Adjusted Contract Gross Profit (Loss)[1]	564	(866)	(296)	(3,373)
Adjusted Contract Gross Margin[1]	5.7%	-47.2%	-2.0%	-91.1%

(1) Refer to Table 1 included in this release for the reconciliation of U.S. GAAP contract gross loss and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin as a percentage of net revenue.

Drug Product Manufacturing contract revenue for the third quarter of 2014 increased $8.0 million over the same period of 2013 and includes $6.5 million of revenue from Oso Biopharmaceuticals Manufacturing (OsoBio) that was acquired in July 2014. Drug Product adjusted contract margins for the third quarter of 2014 increased 52.9% compared to the same period of 2013, driven by volume increases, improved mix and the addition of the OsoBio business, however, contract margins were materially impacted by lower capacity utilization at the Company’s Albuquerque facility as a result of the business interruption.

Liquidity and Capital Resources

At September 30, 2014, AMRI had cash, cash equivalents and restricted cash of $23.9 million, compared to $136.9 million at June 30, 2014. The decrease in cash and cash equivalents for the quarter ended September 30, 2014 was primarily due to the use of $107.0 million to acquire the OsoBio business, and $5.6 million of capital expenditures. Total common shares outstanding, net of treasury shares, were 32,540,156 at September 30, 2014.

Financial Outlook

AMRI’s estimates for the full year 2014 and 2015 are based on actual results for the first nine months of 2014 and management’s expectations for the balance of 2014 and its outlook for 2015.

AMRI estimates the following for full year 2014:

•	Full year contract revenue is expected to be between $253 and $261 million, an increase of 22.4% at the midpoint
•	Royalty revenue of $25 million remains unchanged
•	Adjusted EBITDA between $50 and $52 million, up 7% at the midpoint
•	Adjusted diluted EPS is expected to be between $0.67 and $0.73, compared to $0.70 in 2013, based on an average fully diluted share count of approximately 32.6 million shares
•	Operating cash between $12 and $16 million and capital expenditures of approximately $16 million

AMRI estimates the following for full year 2015:

•	Full year contract revenue is expected to be between $310 and $345 million, an increase of 27% at the midpoint.
•	Royalty revenue of approximately $15 million

AMRI will provide additional guidance for 2015 as part of its fourth quarter and full year 2014 earnings presentation in February 2015.

Third Quarter Results Conference Call

The conference call can be accessed by dialing 800-723-6575 (domestic calls) or 785-830-1997 (international calls) at 8:30 a.m. ET and entering passcode 8919999. The audio webcast will be available live via the Internet and can be accessed on the Company’s website at www.amriglobal.com.

Replay of the conference call can be accessed by dialing 888-203-1112 (domestic calls) or 719-457-0820 (international calls) and entering passcode 8919999 from Wednesday, November 5, 2014 at 12:30 p.m. ET to Thursday, November 6, 2014 at 12:30 p.m. ET. Replay of the audio webcast can also be accessed for up to 90 days after the call via the investor area of the Company’s website at http://ir.amriglobal.com.

About AMRI

Albany Molecular Research Inc. (AMRI) is a global contract research and manufacturing organization that has been working with the Life Sciences industry to improve patient outcomes and the quality of life for more than two decades. With locations in North America, Europe and Asia, our key business segments include Discovery and Development Services (DDS), Active Pharmaceutical Ingredients (API), and Drug Product Manufacturing. Our DDS segment provides comprehensive services from hit identification to IND, including expertise with diverse chemistry, library design and synthesis, in vitro biology and pharmacology, drug metabolism and pharmacokinetics, as well as natural products. API Manufacturing supports the chemical development and cGMP manufacture of complex API, including potent, controlled substances, biologics, peptides, steroids, and cytotoxic compounds. Drug Product Manufacturing supports pre-clinical through commercial scale production of complex liquid-filled and lyophilized parenteral formulations. For more information about AMRI, please visit our website at www.amriglobal.com or follow us on Twitter (@amriglobal).

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the Company's estimates of revenue, contract revenue, adjusted EBITDA, adjusted diluted earnings per share and segment results for the full year 2014, estimates of results for 2015, statements made by the Company's Chief Executive Officer, and statements under the caption “Financial Outlook,” statements regarding the business interruption event at the OsoBio facility and the time and resources involved with the remediation thereof and the impact of such event on the Company’s results of operations, statements regarding the strength of the Company’s business and prospects, statements regarding the impact of recent acquisition activity, and statements concerning the Company’s momentum and long-term growth, including expected results for 2014. Readers should not place undue reliance on our forward-looking statements. The Company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the Company may not be able to predict and may not be within the Company’s control. Factors that could cause such differences include, but are not limited to, the actual efforts, including spending and facility downtime, associated with remediation of the business interruption event at OsoBio, adverse impacts on customer relationships due to the business interruption event at OsoBio, trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra®, the OTC conversion of Allegra® and the generic and OTC sales of Allegra in Japan on the Company’s receipt of significant royalties under the Allegra® license agreement; the success of the sales of other products for which the Company receives royalties; the risk that the Company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the Company’s ability to enforce its intellectual property and technology rights; the Company’s ability to obtain financing sufficient to meet its business needs; the Company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the results of further FDA inspections; the Company’s ability to effectively maintain compliance with applicable FDA and DEA regulations; the Company’s ability to integrate past or future acquisitions, including Cedarburg Pharmaceuticals and Oso Biopharmaceuticals Manufacturing, and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on March 17, 2014, and the company's other SEC filings. Revenue, contract revenue, adjusted diluted EPS, adjusted EBITDA and other financial guidance offered by senior management today with respect to 2014 and 2015 represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of contract gross profit (loss), contract gross margin, income (loss) from operations, and net income (loss) and income (loss) per diluted share as adjusted to exclude certain restructuring charges, executive transition costs, convertible debt interest and amortization charges, business interruption charges, business acquisition costs, litigation settlement charges, write-offs of deferred financing costs, non-cash long-lived asset impairment charges, losses on disposals of assets related to restructuring activities, insurance demutualization gains, depreciation and amortization of purchase accounting adjustments, non-recurring income tax adjustments, and postretirement benefit plan settlement gains in the 2014 and 2013 periods. We have also presented non-GAAP measures of adjusted EBITDA, which in addition to the items excluded above, further excluded the impact of interest income and expense, depreciation and amortization expense, and income tax expense or benefit. Exclusion of these non-recurring items allows comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share, prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Tables 1-3. Our projected 2014 adjusted EPS and 2014 and 2015 adjusted EBITDA, however, are only provided on an adjusted basis. It is not feasible to provide GAAP EPS and EBITDA guidance because the items excluded are difficult to predict and estimate and are primarily dependent on future events.

Contacts:
Investors: Patty Eisenhaur, Head of Investor Relations, 518-512-2936
Media: Gina Rothe, AMRI Communications, 518-512-2512

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Contract revenue	$57,481	$53,029	$169,993	$150,286
Recurring royalties	4,990	7,726	19,978	29,167
Total revenue	62,471	60,755	189,971	179,453

Cost of contract revenue	56,414	44,548	143,062	124,820
Technology incentive award	260	571	1,277	2,254
Research and development	568	94	775	370
Selling, general and administrative	11,568	9,249	34,944	31,252
Postretirement benefit plan settlement gain	-	-	(1,285)	-
Restructuring charges	2,164	276	3,436	6,108
Property and equipment impairment charges	1,232	-	4,950	1,440
Total operating expenses	72,206	54,738	187,159	166,244

(Loss) income from operations	(9,735)	6,017	2,812	13,209

Interest expense, net	(2,575)	(138)	(8,256)	(411
Other income, net	235	155	3	1,038

(Loss) income before income taxes	(12,075)	6,034	(5,441)	13,836

Income tax (benefit) expense	(3,434)	2,332	(4,024)	6,332

Net (loss) income	$(8,641)	$3,702	$(1,417)	$7,504

Basic (loss) income per share	$(0.27)	$0.12	$(0.05)	$0.24
Diluted (loss) income per share	$(0.27)	$0.12	$(0.05)	$0.24

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data (unaudited)

(Dollars in thousands)	September 30, 2014	December 31, 2013

Cash and cash equivalents	$18,416	$175,928
Restricted cash	5,483	714
Accounts receivable, net	56,205	52,216
Royalty income receivable	4,987	7,523
Inventory	56,020	31,991
Total current assets	158,976	279,019
Restricted cash	-	3,810
Property and equipment, net	165,926	127,775
Total assets	533,036	445,268

Total current liabilities	54,634	48,849
Long-term debt, excluding current installments, net of unamortized discount	123,571	123,135
Total liabilities	287,837	204,511
Total stockholders’ equity	245,199	240,757
Total liabilities and stockholders’ equity	533,036	445,268

Table 1: Reconciliation of three and nine months ended September 30, 2014 and 2013 reported contract gross profit (loss) and contract gross margin to adjusted contract gross profit (loss) and adjusted contract gross margin

Non-GAAP Measures	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	2014	2013	2014	2013

Consolidated Contract Revenue, as reported	$57,481	$53,029	$169,993	$150,286
Consolidated Cost of Contract Revenue, as reported	56,414	44,548	143,062	124,820
Consolidated Contract Gross Profit, as reported	1,067	8,481	26,931	25,466
add: Business interruption charges	3,117	-	3,117	-
add: Purchase accounting depreciation	268	-	363	-
add: Business acquistion costs	34	-	34	-
Consolidated Contract Gross Profit, as adjusted	$4,486	$8,481	$30,445	$25,466
Consolidated Contract Gross Margin, as reported	1.9%	16.0%	15.8%	16.9%
Consolidated Contract Gross Margin, as adjusted	7.8%	16.0%	17.9%	16.9%

API Segment Contract Revenue, as reported	$29,674	$31,793	$98,146	$87,573
API Segment Cost of Contract Revenue, as reported	29,000	24,990	77,685	67,164
API Segment Contract Gross Profit, as reported	674	6,803	20,461	20,409
add: Purchase accounting depreciation	95	-	190	-
API Segment Contract Gross Profit, as adjusted	$769	$6,803	$20,651	$20,409
API Segment Contract Gross Margin, as reported	2.3%	21.4%	20.8%	23.3%
API Segment Contract Gross Margin, as adjusted	2.6%	21.4%	21.0%	23.3%

Drug Product Segment Contract Revenue, as reported	$9,825	$1,834	$14,852	$3,702
Drug Product Segment Cost of Contract Revenue, as reported	12,585	2,700	18,472	7,075
Drug Product Segment Contract Gross Loss, as reported	(2,760)	(866)	(3,620)	(3,373)
add: Business interruption charges	3,117	-	3,117	-
add: Purchase accounting depreciation	173	-	173	-
add: Business acquisition costs	34	-	34	-
Drug Product Segment Contract Gross Profit (Loss), as adjusted	$564	$(866)	$(296)	$(3,373)
Drug Product Segment Contract Margin, as reported	-28.1%	-47.2%	-24.4%	-91.1%
Drug Product Segment Contract Margin, as adjusted	5.7%	-47.2%	-2.0%	-91.1%

Table 2: Reconciliation of three and nine months ended September 30, 2014 and 2013 reported income (loss) from operations, net income (loss) and earnings (loss) per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

(Dollars in thousands, except for per share data)

Non-GAAP Measures

	QTD	QTD	YTD	YTD
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
(Loss) income from operations, as reported	$(9,735)	$6,017	$2,812	$13,209
Impairment charges	1,232	-	4,950	1,440
Restructuring charges	2,164	276	3,436	6,108
Business interruption charges	3,117	-	3,117	-
Executive transition costs	-	129	626	515
Business acquisition costs	970	-	2,638	-
Purchase accounting depreciation and amortization	753	-	1,028	-
Postretirement benefit plan settlement gain	-	-	(1,285)	-
Litigation settlement	-	26	-	1,946
(Loss) income from operations, as adjusted	$(1,499)	$6,448	$17,322	$23,218

Net (loss) income, as reported	$(8,641)	$3,702	$(1,417)	$7,504
Adjustments, net of tax:
Impairment charges	1,229	-	3,646	1,253
Restructuring charges	1,914	218	2,764	4,400
Business interruption charges	2,026	-	2,026	-
Executive transition costs	-	84	407	335
Business acquisition costs	630	-	1,714	-
Purchase accounting depreciation and amortization	490	-	669	-
Postretirement benefit plan settlement gain	-	-	(835)	-
Convertible debt interest and amortization charges	1,651	-	4,908	-
Write-off of deferred financing costs	-	-	286	-
Litigation settlement	-	17	-	1,265
Insurance demutualization gain	-	-	-	(252)
Loss on disposal of assets	-	-	-	63
Non-recurring income tax adjustments	-	46	(2,715)	138
Net (loss) income, as adjusted	$(701)	$4,077	$11,453	$14,706

(Loss) income per diluted share, as reported	$(0.27)	$0.12	$(0.05)	$0.24
Adjustments, net of tax:
Impairment charges	0.04	-	0.11	0.04
Restructuring charges	0.06	0.01	0.09	0.14
Business interruption charges	0.06	-	0.06	-
Executive transition costs	-	-	0.01	0.01
Business acquisition costs	0.02	-	0.05	-
Purchase accounting depreciation and amortization	0.02	-	0.02	-
Postretirement benefit plan settlement gain	-	-	(0.02)	-
Convertible debt interest and amortization charges	0.05	-	0.15	-
Write-off of deferred financing costs	-	-	0.01	-
Loss on disposal of assets	-	-	-	-
Litigation settlement	-	-	-	0.04
Insurance demutualization gain	-	-	-	(0.01)
Non-recurring income tax adjustments	-	-	(0.08)	-
(Loss) earnings per diluted share, as adjusted	$(0.02)	$0.13	$0.35	$0.46

Table 3: Reconciliation of three and nine months ended September 30, 2014 and 2013 reported income (loss) from operations to adjusted EBITDA:

	QTD	QTD	YTD	YTD
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
(Loss) income from operations, as reported	$(9,735)	$6,017	$2,812	$13,209
Impairment charges	1,232	-	4,950	1,440
Restructuring charges	2,164	276	3,436	6,108
Business interruption charges	3,117	-	3,117	-
Executive transition costs	-	129	626	515
Business acquisition costs	970	-	2,638	-
Litigation settlement	-	26	-	1,946
Postretirement benefit plan settlement gain	-	-	(1,285)	-
(Loss) income from operations, as adjusted	(2,252)	6,448	16,294	23,218
Add: Non-operating income net, as reported	235	155	3	1,038
Deduct: insurance demutualization gain	-	-	-	(388)
Add: Loss on disposal of assets	-	97	-	97
Add: Depreciation and amortization	5,041	3,762	13,066	11,776
Adjusted EBITDA	3,024	10,462	29,363	35,741